Exhibit 23.2




                  Independent Auditors' Consent
                  -----------------------------


The Board of Directors
Willow Grove Bancorp, Inc.:

We consent to the use of our report dated July 24, 2003, with respect to the consolidated statements of financial condition of Willow Grove Bancorp, Inc. and subsidiary as of June 30, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2003, included in the June 30, 2003 Form 10-K of Willow Grove Bancorp, Inc., which Form 10-K is incorporated herein by reference.


/s/ KPMG LLP


Philadelphia, Pennsylvania
November 6, 2003